Exhibit 10.11(h)

SEVENTH AMENDMENT TO CREDIT AGREEMENT, FIRST AMENDMENT TO PARENT

GUARANTY AND FIRST AMENDMENT TO SUBSIDIARY GUARANTY

This SEVENTH AMENDMENT TO CREDIT AGREEMENT, FIRST AMENDMENT TO PARENT GUARANTY AND FIRST AMENDMENT TO SUBSIDIARY GUARANTY dated as of March 11, 2014 (the “Amendment”) is entered into among Spark Networks USA, LLC, a Delaware limited liability company (the “Borrower”), Sparks Networks, Inc., a Delaware corporation (the “Parent”), the Subsidiary Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Parent, the Lenders and Bank of America, N.A., as Administrative Agent entered into that certain Credit Agreement dated as of February 14, 2008 (as amended and modified from time to time, the “Credit Agreement”);

WHEREAS, the Parent entered into that certain Continuing Parent Guaranty dated as of February 14, 2008 (as amended and modified from time to time, the “Parent Guaranty”);

WHEREAS, certain Subsidiary Guarantors entered into that certain Continuing Subsidiary Guaranty dated as of February 14, 2008 (as amended and modified from time to time, the “Subsidiary Guaranty”);

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement, Parent Guaranty and Subsidiary Guaranty as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Credit Agreement.

(a) The following definitions in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing on such day first referenced above in this clause (b);

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13, unless otherwise agreed in writing by the Borrower and such assignee with a copy provided to the Administrative Agent), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of the Borrower or any Foreign Subsidiary to any Lender hereunder or under any other Loan Document provided that such Lender shall have complied with the last paragraph of Section 3.01(e).

“Guarantors” means, collectively, (a) the Parent and the Subsidiary Guarantors and (b) with respect to (i) Obligations under any Secured Hedge Agreement, (ii) Obligations under any Secured Cash Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 10.20, Sections 1 and 21 of the Parent Guaranty or Sections 1 and 21 of the Subsidiary Guaranty) under the Guaranty, the Borrower.

“Maturity Date” means March 14, 2016, as such date may be extended in accordance with Section 2.14; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all existing or future payments and other obligations owing by (i) the Borrower under any Secured Hedge Agreement (which such Secured Hedge Agreement is permitted hereunder) or (ii) the Parent, the Borrower or any Subsidiary Guarantor under any Secured Cash Management Agreement with any Cash Management Bank; provided that obligations arising under any such Secured Hedge Agreements and Secured Cash Management Agreements shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed; provided, further, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

(b) The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.20, Section 21 of the Parent Guaranty, Section 21 of the Subsidiary Guaranty and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Guaranty” means (i) the Guaranty made by the Borrower in favor of the Administrative Agent and the other holders of the Obligations pursuant to Section 10.20, (ii) the Parent Guaranty and (iii) the Subsidiary Guaranty.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Specified Loan Party” has the meaning specified in Section 10.20.

“Swap Obligations” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

(c) The following paragraph is hereby added at the end of Section 3.01(e) of the Credit Agreement to read as follows:

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the Closing Date.

(d) Section 3.03 of the Credit Agreement is hereby amended to read as follows:

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(e) A new Section 6.19 is hereby added to the Credit Agreement immediately following Section 6.18 to read as follows:

6.19 Deposit Accounts.

Each Loan Party at all times will (a) maintain its primary deposit and operating accounts with the Lender and (b) maintain its principal depository relationship with the Lender.

(f) Section 7.12(b) of the Credit Agreement is hereby amended to read as follows:

(b) Minimum Consolidated Adjusted EBITDA. Permit the Consolidated Adjusted EBITDA for each fiscal quarter of the Parent ending on the last day of each fiscal quarter set forth below to be less than the corresponding amount set forth below:

Fiscal Quarter Ending	Minimum Consolidated Adjusted EBITDA
December 31, 2013	$(3,000,000)
March 31, 2014	$(6,000,000)
June 30, 2014	$(2,750,000)
September 30, 2014	$(2,250,000)
December 31, 2014	$(2,750,000)
March 31, 2015	$(3,250,000)
June 30, 2015	$(1,000,000)
September 30, 2015	$(250,000)
December 31, 2015	$(150,000)
March 31, 2016 and each fiscal quarter ending thereafter	$(750,000)

(g) Section 7.12(f) of the Credit Agreement is hereby amended to read as follows:

(f) Minimum Consolidated Revenues. Permit the Consolidated Revenues for each fiscal quarter of the Parent to be less than the corresponding amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Consolidated Revenues
December 31, 2013	$16,000,000
March 31, 2014, June 30, 2014, September 30, 2014, December 31, 2014 and March 31, 2015	$15,000,000
June 30, 2015 and each fiscal quarter ending thereafter	$16,000,000

(h) The penultimate paragraph in Section 8.03 of the Credit Agreement is hereby amended to add the following sentence at the end of such paragraph to read as follows:

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(i) A new Section 10.20 is hereby added to the Credit Agreement immediately following Section 10.19 of the Credit Agreement to read as follows:

10.20 Borrower Guaranty; Keepwell.

The Borrower guarantees to each holder of Obligations of the type described in subclause (b) of the definition thereof (such Obligations, the “Guaranteed Obligations”) as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Borrower hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Borrower will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal. The guarantee in this Section 10.20 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Guaranteed Obligations whenever arising.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Guaranteed Obligations, the obligations of the Borrower under this guarantee and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

The obligations of the Borrower under this Section 10.20 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this paragraph that the obligations of the Borrower hereunder shall be absolute and unconditional under any and all circumstances. The Borrower agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Loan Party for amounts paid pursuant to this Section 10.20 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of the Borrower hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Loan Party, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Guaranteed Obligations shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Loan Party) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Loan Party).

With respect to its obligations hereunder, the Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Guaranteed Obligations, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

The obligations of the Borrower under this Section 10.20 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Debtor Relief Law or otherwise, and the Borrower agrees that it will indemnify the Administrative Agent and each other holder of the Guaranteed Obligations on demand for all reasonable costs and expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

The Borrower agrees that it shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 10.20 and through the exercise of rights of contribution permitted under applicable Law; however, such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and the Borrower shall not exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

If the Borrower is a Qualified ECP Guarantor at the time the Guaranty by any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, then the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under Section 10.20 voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this

Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

2. Amendments to Parent Guaranty.

(a) The following proviso is hereby added at the end of the first sentence in Section 1 of the Parent Guaranty to read as follows:

; provided, however, that the “Guaranteed Obligations” of the Parent Guarantor hereunder shall exclude any Excluded Swap Obligations with respect to the Parent Guarantor

(b) A new Section 21 is hereby added to the Parent Guaranty immediately following Section 20 to read as follows:

Section 21. Keepwell. If the Parent Guarantor is a Qualified ECP Guarantor at the time the Guaranty by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Financing Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, then the Parent Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Financing Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the applicable Guaranty voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Grantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

3. Amendments to Subsidiary Guaranty.

(a) The following proviso is hereby added at the end of the first sentence of Section 1 of the Subsidiary Guaranty to read as follows:

; provided, however, that the “Guaranteed Obligations” of a Guarantor hereunder shall exclude any Excluded Swap Obligations with respect to such Guarantor.

(b) A new Section 21 is hereby added to the Subsidiary Guaranty immediately following Section 20 to read as follows:

Section 21. Keepwell. Each Guarantor that is a Qualified ECP Guarantor at the time the Guaranty by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Financing Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Financing Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the applicable Guaranty voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Grantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

4. Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Guarantors, the Lenders and the Administrative Agent.

(b) The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, attaching resolutions of each Loan Party approving and adopting this Agreement and authorizing the execution and delivery of this Agreement and any documents, agreements or certificates related thereto and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the date hereof.

(c) The Administrative Agent shall have received a favorable opinion of counsel of the Loan Parties, addressed to the Administrative Agent and each Lender, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(d) The Administrative Agent shall have received (i) for the account of each Lender executing this Agreement, a fee equal to 0.10% of the amount of the Commitment of such Lender and (ii) any other reasonable fees and expenses owing to the Administrative Agent.

5. Reaffirmation of Credit Agreement. The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Amendment is a Loan Document.

6. Reaffirmation of Guaranties. Except as expressly provided herein, each Guarantor hereby (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents to which it is a party and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Loan Documents to which it is a party.

7. Reaffirmation of Security Interests. Except as expressly provided herein, each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

8. Representations and Warranties/No Default.

(a) By its execution hereof, each Loan Party hereby certifies that after giving effect to this Amendment:

(i) each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof as if fully set forth herein, except:

(A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(B) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(C) that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof (subject to clause (A) above); and

(ii) no Default or Event of Default has occurred and is continuing as of the date hereof or would result after giving effect to the transactions contemplated hereunder.

(b) By its execution hereof, each Loan Party hereby represents and warrants that such Person has all requisite power and authority and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment and each other document executed in connection herewith to which it is a party in accordance with their respective terms.

(c) This Amendment and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of each Loan Party, and each such document constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other secured electronic format (.pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SPARK NETWORKS USA, LLC, as Borrower

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Chief Financial Officer

SPARK NETWORKS, INC., as Parent

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Chief Financial Officer

LOV USA, LLC, as Subsidiary Guarantor

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Chief Financial Officer

MINGLEMATCH, INC., as Subsidiary Guarantor

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Treasurer

HURRYDATE, LLC, as Subsidiary Guarantor
By: LOV USA, LLC, its Sole Member

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Chief Financial Officer

SN EVENTS, INC., as Subsidiary Guarantor

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Chief Financial Officer

KIZMEET, INC., as Subsidiary Guarantor

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Chief Financial Officer

SN HOLDCO, LLC, as Subsidiary Guarantor

By:	/s/ Brett Zane
Name:	Brett Zane
Title:	Chief Financial Officer

8	SPARK NETWORKS USA, LLC SEVENTH AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Julie Yamauchi
	Name:	Julie Yamauchi
	Title:	Senior Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Julie Yamauchi
	Name:	Julie Yamauchi
	Title:	Senior Vice President

9	SPARK NETWORKS USA, LLC SEVENTH AMENDMENT TO CREDIT AGREEMENT